EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

The Board of Directors

Consolidated Water Co. Ltd.:

We consent to the incorporation by reference in the Registration Statement of Consolidated Water Co., Ltd. on Form S-8 (File No. 333-187261) of our report dated March 13, 2020, with respect to our audits of the consolidated financial statements of Consolidated Water Co., Ltd. as of December 31, 2019 and 2018 and for each of the years in the two year period ended and our report dated March 13, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Consolidated Water Co., Ltd. as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Consolidated Water Co., Ltd. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ Marcum LLP

Fort Lauderdale, Florida
March 13, 2020

1